UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FUNDVANTAGE TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4) Date Filed:

The EIC Value Fund

of

FUNDVANTAGE TRUST

301 Bellevue Parkway

Wilmington, DE 19809

Important Information Regarding Your Clients’ Investments in The EIC Value Fund

Shareholder Votes Needed To Approve a New Investment Advisory Agreement

Dear Financial Advisor:

Your clients with investments in The EIC Value Fund recently received important proxy information in the mail. They are being asked to consider significant proposals that will affect their investments and to vote their shares before the Special Shareholder Meeting scheduled for January 11, 2017.

To obtain the necessary votes needed to pass the proposal, we may contact your clients through several mailings, e-mails, and telephone calls to help inform and educate them and ask for their proxy vote.  In case they contact you with questions, we have attached the proxy statement and a sample ballot.

We ask for your assistance in urging your clients to participate today by using one of the easy voting options listed on the proxy ballots.  If you have authority to vote on behalf of your clients, or if you have any questions about the special meeting or the voting process, please call our proxy solicitor, D.F. King & Co., Inc., at 1-888-605-1958.

We greatly appreciate your efforts in encouraging your clients’ participation in this important matter.

Thank you!

The EIC Value Fund